SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CTS Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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                                                              March 17, 2003

Dear CTS Shareholder:

      You are cordially invited to attend the 2003 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Thursday, May 1, 2003, at 9:00 a.m. Eastern Standard Time at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana 46514.

      The official notice of meeting, proxy statement and proxy form are enclosed. These materials were first mailed to shareholders on March 17, 2003. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

      We look forward to seeing you at the meeting.

Donald K. Schwanz
Chairman of the Board,
President and Chief
Executive Officer

Notice of Annual Meeting of Shareholders

                                                         May 1, 2003

To CTS Shareholders:

      The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Thursday, May 1, 2003, at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana 46514.

      Only shareholders of record at the close of business on March 7, 2003, may vote at this meeting or any adjournments that may take place. At the meeting, we will:

1.	Elect a Board of Directors; and

2.	Attend to other business properly presented at the meeting.

      Your Board of Directors recommends that you vote in favor of the proposal described in this proxy statement.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

March 17, 2003

Your vote is important.

Please date, sign and mail promptly the enclosed proxy,
which requires no postage if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2003

       This proxy statement, which was first mailed to shareholders on March 17, 2003, is furnished in connection with the solicitation by the Board of Directors of CTS Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 1, 2003. Following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	The election of nominees to serve on our Board of Directors.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote FOR each of the nominees identified in this proxy statement.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2003 Annual Meeting other than as described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Donald K. Schwanz, CTS’ Chairman, President and Chief Executive Officer, and Richard G. Cutter, CTS’ Vice President, General Counsel and Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each item?

A:	Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the eight director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the eight nominees unless it contains contrary instructions. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on March 7, 2003, (the Record Date) are entitled to vote at the Annual Meeting. As of the Record Date, 34,251,132 shares of CTS common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please sign and date each proxy you receive and return it in the prepaid envelope provided at your earliest convenience, or register your vote by telephone (1-877-779-8683) or the Internet (http://www.eproxyvote.com/cts/). If you return your signed proxy but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy or change your vote at any time before the meeting by:

(1)	notifying CTS’ Secretary;

(2)	returning a later-dated proxy card; or

(3)	voting in person at the meeting.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Please sign and return or register your vote by telephone or the Internet for all proxies you receive to ensure that all your shares are voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	Georgeson & Co., Inc. was hired by CTS to solicit votes for $5,500, plus reasonable expenses. Automatic Data Processing, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. We also reimburse banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a company or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents, you may notify your broker or you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514, (574) 293-7511.

Q:	Are director nominations accepted from shareholders? If so, what steps need to be followed?

A:	Director candidates for 2004 may be nominated by shareholders by sending a notice to CTS which must be received no earlier than December 18, 2003, and no later than February 1, 2004. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Copies of the bylaws may be obtained free of charge from the CTS Secretary.

Q:	When are shareholder proposals for the 2004 Annual Meeting due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing and received by the Secretary of CTS at CTS’ Corporate Office no later than November 18, 2003. In addition, CTS’ advance notice bylaw provisions require that in order to be presented from the floor of the 2004 Annual Meeting, any shareholder proposal, including the nomination of a candidate for director, must be submitted in writing to CTS’ Corporate Office no earlier than December 18, 2003, and no later than February 1, 2004. Certain information is required to be included with shareholder proposals. This information is described in CTS’ bylaws. Copies of the bylaws may be obtained free of charge from the CTS Secretary.

PROPOSAL YOU MAY VOTE ON

ELECTION OF DIRECTORS

There are eight nominees for election. Detailed information on each is provided on pages 5 and 6 and 7. All directors are elected annually and serve a one-year term.

Your Board recommends a vote FOR this proposal.

ELECTION OF DIRECTORS

       CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at eight. All directors are elected to one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors. Each of the nominees named below is currently a director of CTS. The ages shown are as of the scheduled date for the 2003 Annual Meeting of Shareholders. Each of the nominees has agreed to serve as a director if elected by the shareholders. If one or more of the nominees unexpectedly becomes unavailable for election, the votes will be cast, pursuant to authority granted by the proxy, for such person or persons as may be designated by the present Board of Directors, or the authorized number of directors may be reduced accordingly.

WALTER S. CATLOW	Director since 1999
Age 58

Mr. Catlow is the retired President of Ameritech Cellular Services, a wireless communications service provider. Previously, Mr. Catlow served as President, Ameritech International; and as Senior Vice President, Ameritech. In 2002, Mr. Catlow was a member of the Nominating and Governance and Audit Committees and Chairman of the Compensation Committee of the Board.

LAWRENCE J. CIANCIA	Director since 1990
Age 60

Mr. Ciancia is a partner in Corporate Development International, a corporate search firm specializing in mergers, acquisitions and divestitures. Previously, he served as Vice President, Growth & Development, of Uponor U.S., Inc., a supplier of PVC pipe products, specialty chemicals and PVC compounds, and President and Chief Operating Officer of Uponor ETI Company, formerly Concorde Industries, Inc. In 2002, Mr. Ciancia was a member of the Audit and Nominating and Governance Committees of the Board.

THOMAS G. CODY	Director since 1998
Age 61

Mr. Cody is Vice Chairman of Federated Department Stores, Inc. Previously, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. In 2002, Mr. Cody was a member of the Compensation and Finance Committees of the Board.

GERALD H. FRIELING, JR.	Director since 1982
Age 73

Mr. Frieling is President of Frieling and Associates, a consulting firm. Previously he served as Chairman of the Board and Vice Chairman of the Board of Tokheim Corporation, a manufacturer of petroleum dispensing equipment, systems and control devices. In 2002, Mr. Frieling was a member of the Nominating and Governance Committee and Chairman of the Audit Committee of the Board. Mr. Frieling is also a director of Superior Metal Products and Mossberg & Company.

ROGER R. HEMMINGHAUS	Director since 2000
Age 66

Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation. Previously, Mr. Hemminghaus served as Chairman and Chief Executive Officer of Diamond Shamrock, Inc. and as Chairman of the Federal Reserve Bank of Dallas. In 2002, Mr. Hemminghaus was a member of the Finance and Compensation Committees of the Board. Mr. Hemminghaus is also a director of Ultramar Diamond Shamrock, Inc., Luby’s, Inc., Tandy Brands Accessories, Inc. and Xcel Energy.

MICHAEL A. HENNING	Director since 2000
Age 62

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP. During the past five years, he also served as Chief Executive Officer of Ernst & Young International. In 2002, Mr. Henning was a member of the Audit Committee and Chairman of the Finance Committee of the Board. Mr. Henning is also a director of Omnicom Group Inc., a global communications company.

ROBERT A. PROFUSEK	Director since 1998
Age 53

Mr. Profusek is a partner in Jones Day, a global law firm. Mr. Profusek has been a Jones Day lawyer since 1975, except for May 2000 through August 2002 during which time he served as Executive Vice President of Omnicom Group Inc., a global communications company. In 2002, he was a member of the Compensation Committee and Chairman of the Nominating and Governance Committee of the Board. Mr. Profusek is also a director of Valero L.P., a New York Stock Exchange-listed petroleum product and transmission and storage company.

DONALD K. SCHWANZ	Director since 2001
Age 59

Mr. Schwanz is Chairman of the Board, President and Chief Executive Officer of CTS. Previously Mr. Schwanz served as President and Chief Operating Officer of CTS; President, Industrial Control at Honeywell, Inc.; President, Space and Aviation Control at Honeywell, Inc.; and Vice President/ General Manager, Air Transport Systems Division at Honeywell, Inc.

Your Board recommends a vote FOR each of these director-nominees.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and greater than 10% shareholders are required to furnish CTS with copies of all Section 16(a) reports they file.

      Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those persons, CTS believes that all required Section 16(a) filings were completed in a timely manner with respect to 2002. CTS Corporation prepares and files the executive officers and directors required reports. However, in January of 2003, CTS inadvertently failed to file within the two-day reporting period the required Form 4 for each non-employee director listed in this proxy statement (and Randall J. Weisenburger, a current director not standing for reelection) showing a credit granted on January 1, 2003, of 800 stock units (convertible to stock upon the termination of the director’s Board service for any reason) to each director’s deferred stock account. The required Form 4s were filed on January 17, 2003.

2002 COMMITTEES OF THE BOARD

Compensation Committee

Members: Directors Catlow, Cody, Hemminghaus and Profusek Number of Meetings in 2002: Five Functions:

•	Establishes executive compensation policies

•	Administers the CTS Corporation Management Incentive Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan and the CTS Stock Option Plans

•	Reviews and approves senior executive salaries, incentive opportunity levels and employment agreements

•	Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates CEO performance against those objectives and makes recommendations to the full Board regarding CEO compensation based on this evaluation

Finance Committee

Members: Directors Cody, Hemminghaus and Henning Number of Meetings in 2002: One Functions:

•	Reviews and approves capital project appropriation requests for capital projects which are included in the capital budget and which exceed $5 million, but are less than $10 million

•	Reviews and approves capital project appropriation requests for capital projects which are not included in the capital budget and which exceed $2 million, but are less than $10 million

•	Reviews and recommends Board action concerning financing arrangements, tax strategies, dividend policies and similar matters

Nominating and Governance Committee

Members: Directors Ciancia, Frieling and Profusek Number of Meetings in 2002: Five Functions:

•	Recommends candidates for membership on the Board, including considering nominees proposed by shareholders in accordance with the procedures set forth in CTS’ bylaws

•	Reviews and makes recommendations to the Board regarding corporate governance guidelines and oversees matters of corporate governance

•	Reviews the independence of Board members and any potential conflicts of interest of current or prospective directors and makes recommendations to the Board on such matters

Audit Committee

Members: Directors Catlow, Ciancia, Frieling and Henning Number of Meetings in 2002: Eight Functions:

•	Appoints independent auditor, approves engagement fees and all non-audit engagements, and reviews independence of auditor

•	Reviews systems of internal accounting controls and risk-management policies

•	Reviews audit plans, audit reports and recommendations of independent auditor and internal audit department

•	Reviews CTS’ compliance with legal requirements and the CTS Code of Ethics

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

       During 2002, the Board of Directors held eight meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members in 2002.

DIRECTOR COMPENSATION

       Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees.

      Non-employee directors receive the following fees for their service on the Board:

• Annual Board Retainer	$22,500
• Annual Retainer for each Audit Committee Member	$4,000
• Annual Retainer for each Finance, Nominating and Governance and Compensation Committee Member	$2,500
• Additional Annual Retainer for Audit Committee Chairman	$3,000
• Additional Annual Retainer for Finance, Nominating and Governance and Compensation Committee Chairman	$2,000
• Meeting Fee for each Board or Committee Meeting	$1,500

      In 1990, CTS adopted the Stock Retirement Plan for Non-employee Directors. Under that plan, a deferred stock account is established for each non-employee director. Except as described below, 800 common stock units are credited annually to each non-employee director’s account. Each account is credited annually with additional common stock units representing cash dividends on CTS common stock paid in the previous calendar year. Deferred common stock units are not distributable until after the director leaves the Board of Directors. CTS accrued $55,117 in 2002 for the common stock units credited to the deferred stock accounts of non-employee directors, including units credited for quarterly 2002 dividends.

      In 2002, the Board established a $30,000 annual stock based compensation target for each non-employee director in order to bring non-employee director compensation up to competitive levels and to balance cash and stock compensation in accordance with prevalent board compensation practices. To achieve this target, each year the value of the 800 common stock units to be credited under the Stock Retirement Plan for Non-employee Directors is calculated based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. If the calculated value of the common stock units exceeds $33,000, the number of common stock units credited to each director is reduced as necessary to achieve a value of approximately $30,000. If the calculated value of the common stock units is less than $30,000, each non-employee director receives a stock option award sufficient to make up the difference between that value and $30,000. On July 31, 2002, each non-employee director received a pro-rated option grant for the year 2002 of 3,200 shares at a purchase price of $7.70 per share. The options vest in equal installments over the next four years beginning July 31, 2003.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists information about the persons known by CTS to beneficially own at least 5% of CTS’ common stock as of March 7, 2003. This information is derived solely from the most recent Schedules 13G filed by these persons with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class

FMR Corp.(1)	3,356,000	9.8%
82 Devonshire Street Boston, MA 02109

The TCW Group, Inc.(2)	2,258,400	6.6%
on behalf of the TCW Business Unit 865 South Figueroa Street Los Angeles, CA 90017

Barclays Global Investors, N.A.(3)	1,967,804	5.7%
54 Lombard Street
London, England EC3P 3AH

(1)	As reported in the Schedule 13G filed February 13, 2003, FMR Corp., Edward C. Johnson 3d and Abigail Johnson have sole power to dispose of the shares.

(2)	As reported in the Schedule 13G filed February 5, 2003, The TCW Group, Inc. has shared power to vote and dispose of the shares.

(3)	As reported in the Schedule 13G filed February 12, 2003, Barclays Global Fund Advisors has sole power to vote and dispose of 1,474,693 shares and Barclays Global Investors, N.A. has sole power to vote and dispose of 493,111 shares.

Directors’ and Officers’ Stock Ownership. The following table shows how much CTS common stock each Named Executive Officer as identified in footnote 1 to the Summary Compensation Table set forth under “Executive Compensation,” below and each director-nominee beneficially owned as of March 7, 2003, including shares covered by stock options exercisable within 60 days of March 7, 2003. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by directors Catlow, Cody, Hemminghaus and Profusek, who are members of the Compensation Committee, do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation

Employee Benefit Plans Master Trust. The Compensation Committee has voting and investment authority over those shares.

				Shares
				Held in
			Options	401(k)	Directors’
	Shares		Exercisable	Plan as of	Deferred		% of
	Beneficially		Within	December 31,	Common		Shares
Name	Owned		60 Days	2002	Stock Units	Total	Outstanding

H. Tyler Buchanan	13,500		16,300	9,723	0	39,523	*

Walter S. Catlow	2,000		0	0	3,242	5,242	*

Lawrence J. Ciancia	3,000		0	0	15,299	18,299	*

Thomas G. Cody	1,000		0	0	3,855	4,855	*

James L. Cummins	77,855	(1)	11,600	869	0	90,324	*

Gerald H. Frieling, Jr.	6,000		0	0	17,910	23,910	*

Roger R. Hemminghaus	4,000		0	0	2,425	6,425	*

Michael A. Henning	1,000		0	0	2,425	3,425	*

Vinod M. Khilnani	13,300		10,000	687	0	23,987	*

Robert A. Profusek	4,400	(2)	0	0	3,855	8,255	*

Donald R. Schroeder	59,158		14,000	39,642	0	112,800	*

Donald K. Schwanz	13,000		43,000	0	0	56,000	*

Philip G. Semprevio(3)	18,400		0	0	0	18,400	*

Randall J. Weisenburger	0		0	0	3,242	3,242	*

All Current Directors and Officers as a Group(3)	285,593		113,500	54,636	52,253	505,982	1.5%

*Less than 1%.

(1)	Includes 1,800 shares held by Mr. Cummins’ sons and 1,796 shares held by Mr. Cummins’ spouse in the 401(k) plan. Mr. Cummins disclaims any beneficial interest with respect to these shares.

(2)	Includes 1,600 shares held by Mr. Profusek’s son and 1,800 shares held by Mr. Profusek’s daughter. Mr. Profusek disclaims any beneficial interest with respect to these shares.

(3)	Mr. Semprevio resigned from his position as Executive Vice President, effective September 27, 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

		Annual			Long-Term
		Compensation			Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)(3)	Options	Compensation(4)
Name and Principal Position(1)	Year	($)	($)	($)(2)	($)	(#)	($)

Donald K. Schwanz	2002	$630,000	$0	$15,880(6)	$61,600	60,000	$4,902
Chairman, President	2001	$467,192	$0	$66,099(7)	$224,400	185,000	$4,682
and Chief Executive Officer(5)

Vinod M. Khilnani	2002	$262,498	$0	$11,360(6)	$46,200	15,000	$5,423
Senior Vice President	2001	$163,459	$0	$121,978(9)	$95,440	20,000	$2,308
and Chief Financial Officer(8)

		Annual					Long-Term
		Compensation					Compensation

							Restricted	Securities
					Other Annual		Stock	Underlying	All Other
		Salary		Bonus	Compensation		Award(s)(3)	Options	Compensation(4)
Name and Principal Position(1)	Year	($)		($)	($)(2)		($)	(#)	($)

Donald R. Schroeder	2002	$257,500		$0	$—		$41,696	15,000	$8,622
Executive Vice President	2001	$249,217		$0	$133,218	(6)	$0	12,000	$7,211
And Chief Technology	2000	$201,477		$161,400	$264,263	(6)	$0	4,000	$6,911
Officer

H. Tyler Buchanan	2002	$204,692		$0	$32,887	(6)(10)	$38,500	12,000	$7,050
Senior Vice President	2001	$172,000		$17,700	$3,772	(6)	$51,450	8,000	$6,808
	2000	$156,456	(11)	$101,100	$—		$50,000	3,000	$4,513

Philip G. Semprevio	2002	$210,100		$0	$—		$25,218	10,000	$79,614
Executive Vice	2001	$275,000		$0	$88,812	(6)	$0	12,000	$5,721
President(12)	2000	$263,077		$105,400	$219,803	(6)	$0	5,000	$6,342

James L. Cummins	2002	$204,636		$0	$25,774	(13)	$33,996	12,000	$7,445
Senior Vice President	2001	$170,530		$0	$133,218	(6)	$0	8,000	$6,546
Administration	2000	$166,657		$118,700	$291,713	(6)	$0	3,000	$6,473

(1)	The persons named in this table are referred to as the Named Executive Officers.

(2)	In 2002, CTS changed its policy of providing automobiles to executives for business and personal use. As part of the transition to CTS’ new policy, executives may purchase their current company-provided automobiles at CTS book value. The difference between the Kelly Blue Book private party value and the CTS book value is imputed to the executive as income in the year of purchase. Under the new policy, executives receive a perquisite allowance on a quarterly basis which they may use at their discretion, but which is intended to reimburse them for vehicle costs.

(3)	Dividends are paid on restricted stock awards. Restricted stock awards vest in installments of 20% per year. At December 31, 2002, the Named Executive Officers held the following restricted shares on which transfer restrictions had not lapsed:

	Number of	Net Value at
	Shares	December 31, 2002

Donald K. Schwanz	12,000	$93,000

Vinod M. Khilnani	9,200	$71,300

Donald R. Schroeder	16,215	$41,966

H. Tyler Buchanan	8,000	$62,000

Philip G. Semprevio	0	$0

James L. Cummins	15,215	$34,216

As of December 31, 2002, Mr. Cummins and Mr. Schroeder each held 10,800 shares of restricted stock subject to payment of a purchase price of $12.50 per share upon lapse of the restrictions. The closing price of CTS common stock on the New York Stock Exchange on December 31, 2002, was $7.75 per share.

(4)	The table below shows the components of the All Other Compensation column for 2002:

	CTS Match	Imputed Income	Other
	Under 401(k)	On Term	Compensation as
	Plan	Life Insurance	Described Below	Total

Donald K. Schwanz	$0	$4,902	$0	$4,902

Vinod M. Khilnani	$5,423	0	$0	$5,423

Donald R. Schroeder	$6,000	$2,622	$0	$8,622

H. Tyler Buchanan	$4,428	$2,622	$0	$7,050

Philip G. Semprevio	$6,000	$454	$73,160	$79,614

James L. Cummins	$6,000	$1,445	$0	$7,445

Mr. Semprevio received $73,160 in severance compensation following his resignation on September 27, 2002.

(5)	Mr. Schwanz was employed by CTS as President and Chief Operating Officer on January 17, 2001.

(6)	Reflects cash payments in connection with the lapse of transfer restrictions on restricted shares.

(7)	Includes payment of $54,422 in relocation expense reimbursement.

(8)	Mr. Khilnani was employed by CTS as Senior Vice President and Chief Financial Officer on May 7, 2001.

(9)	Includes $115,678 in relocation expense reimbursement.

(10)	Includes $8,870 which represents the difference between the CTS book value and the Kelly Blue Book private party value of the vehicle which Mr. Buchanan purchased from CTS and a perquisite allowance of $10,800.

(11)	Mr. Buchanan was elected an officer of CTS on August 18, 2000. His salary for the period from his election through December 31, 2000 was $72,854. The restricted stock grants and option grants he received during 2000 were made prior to his election as an officer.

(12)	Mr. Semprevio resigned from his position as Executive Vice President effective September 27, 2002.

(13)	Includes $8,790 which represents the difference between the CTS book value and the Kelly Blue Book private party value of the vehicle which Mr. Cummins purchased from CTS and a perquisite allowance of $10,350.

Employment Agreement With Donald K. Schwanz. Mr. Schwanz has an employment agreement with CTS which provides that for five years beginning on October 1, 2001, (the “Term”), Mr. Schwanz will be employed by CTS as President and Chief Executive Officer, at an initial annual salary of $630,000. During the Term of the agreement, if Mr. Schwanz’s employment is terminated as a result of his death or disability, for good reason (as defined) or by CTS without cause (as defined), Mr. Schwanz will receive severance benefits equal to his then current annual salary for the remainder of the Term, plus an annual bonus for each year remaining in the Term equal to the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. In addition, if Mr. Schwanz’s employment is terminated by Mr. Schwanz for good reason or by CTS without cause, Mr. Schwanz may instead receive a lump sum equal to 3 1/3 times the sum of his then current annual salary and the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. Any payments to Mr. Schwanz upon a change in control are increased to compensate Mr. Schwanz for any excise tax payable by him pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The payments and benefits to Mr. Schwanz under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below.

      Mr. Schwanz’s employment agreement also provides that for every year of service he accrues after June 30, 2002, an extra year will be credited to him under the CTS Corporation Salaried Employees’ Pension Plan and/or the CTS Corporation Supplemental Executive Retirement Plan, thereby enhancing the pension benefits which would have otherwise accrued to him under such Plans.

Change in Control Severance Agreements. Each of the active Named Executive Officers has executed a severance agreement with CTS, which becomes operative only upon a change in control of CTS. The term of each agreement is automatically extended each January 1 unless notice is given otherwise. Severance benefits are provided if within three years of a change in control, a covered executive terminates his employment for good reason (as defined) or his employment is terminated for any reason other than cause (as defined), disability or death. Severance benefits include: (i) a lump sum equal to three times the sum of the greater of base salary at the time of the change in control or average base salary over the three years prior to termination plus the greater of average incentive pay over the three years prior to the change in control or target incentive pay for the year in which the change in control occurred; (ii) continued participation for 36 months following termination in welfare benefit plans and similar benefit programs; (iii) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he remained employed; (iv) a lump sum payment ($105,000 for Mr. Schwanz and $67,500 for the other Named Executive Officers) in lieu of any perquisites the executive would otherwise have been provided; (v) outplacement services; (vi) reimbursement of legal, tax and estate planning expense related to the severance agreement; (vii) reimbursement of relocation expenses incurred during the 36 month period following termination; (viii) a lump sum payment equal to target incentive pay for the year in which the termination occurs, prorated based on actual service during the year; and (ix) accelerated vesting, exercise rights and lapse of restrictions on equity based compensation awards. In addition, if any payments made to a covered executive are subject to excise tax under Section 4999 of the Internal Revenue Code, CTS will make an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed.

STOCK OPTIONS

       The following table reflects information about stock options awarded to the Named Executive Officers in 2002. These stock options are exercisable in four substantially equal annual installments commencing on July 31, 2003 in accord with the terms set forth in the stock option agreements. Upon termination of employment due to death, total and permanent disability or a change in control of CTS (as defined), the option would become fully vested on an accelerated basis and would be exercisable anytime before its expiration. Upon termination of employment due to qualified retirement (as defined), the option would continue to vest on its schedule and would be exercisable anytime before its expiration. Upon termination of employment for any other reason, the option would be exercisable within the three month period following the termination date, but only to the extent vested as of the termination date.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates
	Individual Grants				Of Stock Price
					Appreciation for
		% of Total			Option Term (1)
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted	In 2002	($)/Share	Date	5%	10%

Donald K. Schwanz	60,000	14.3%	$7.70	7-30-2012	$290,549	$736,309

Vinod M. Khilnani	15,000	3.6%	$7.70	7-30-2012	$72,637	$184,077

Donald R. Schroeder	15,000	3.6%	$7.70	7-30-2012	$72,637	$184,077

H. Tyler Buchanan	12,000	2.9%	$7.70	7-30-2012	$58,110	$147,262

Philip G. Semprevio(2)	10,000	2.4%	$7.70	7-30-2012	—	—

James L. Cummins	12,000	2.9%	$7.70	7-30-2012	$58,110	$147,262

(1)	Potential realizable value is determined by assuming an initial value equal to the option price per share, the market closing price for CTS common stock on the date of grant, and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price and multiplying the remainder by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

(2)	Mr. Semprevio’s options terminated upon his resignation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

					Value of
			Number of		Unexercised
			Securities Underlying		In-the-Money
	Shares		Unexercised Options		Options at
	Acquired	Value	at Fiscal Year End (#)		Fiscal Year End ($)
	On Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald K. Schwanz	0	0	21,500	223,500	—	$3,000

Vinod M. Khilnani	0	0	5,000	30,000	—	$750

Donald R. Schroeder	0	0	11,000	26,000	—	$750

H. Tyler Buchanan	0	0	14,300	21,700	—	$600

Philip G. Semprevio	0	0	0	0	—	—

James L. Cummins	0	0	9,600	19,400	—	$600

PENSION PLAN

       The following table shows the estimated annual retirement benefits payable to a covered participant in the CTS Corporation Salaried Employees’ Pension Plan. The benefit formula is calculated as 1.25% of highest average monthly pay during any three calendar years of a participant’s last ten calendar years of service, multiplied by a participant’s credited service. Covered compensation is essentially equal to the salary and bonus columns in the Summary Compensation Table, together with the cash payments received in connection with the lapse of transfer restrictions on restricted shares as described in footnote (2) to the Summary Compensation Table. These benefits are not subject to any deduction for social security or other offsets.

	Years of Service
Compensation	15	20	25	30	35

$200,000	$37,500	$50,000	$62,500	$75,000	$87,500

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250

$400,000	$75,000	$100,000	$125,000	$150,000	$175,000

$600,000	$112,500	$150,000	$187,500	$225,000	$262,500

$800,000	$150,000	$200,000	$250,000	$300,000	$350,000

$1,000,000	$187,500	$250,000	$312,500	$375,000	$437,500

$1,200,000	$225,000	$300,000	$375,000	$450,000	$525,000

$1,400,000	$262,500	$350,000	$437,500	$525,000	$612,500

      The years of service credited to the Named Executive Officers as of December 31, 2002 are: Donald K. Schwanz — 2.56 years; Vinod M. Khilnani — 1.78 years; Donald R. Schroeder — 30.44 years; H. Tyler Buchanan — 25.78 years; Philip G. Semprevio — 7.78 years; and James L. Cummins — 25.78 years.

      Section 415 of the Internal Revenue Code generally places a limit of $160,000 on the amount of annual pension benefits that may be paid at age 65 from a plan like that of CTS. The Code also places a $12,000 limit, subject to adjustment by the Internal Revenue Service, on annual contributions by an employee to the CTS Corporation Retirement Savings Plan. Under a supplemental benefit provided for by this plan and an unfunded plan adopted in 1996, however, CTS will make payments as permitted by the Code to certain participants in CTS’ pension plan in an amount equal to the difference, if any, between the benefits that would have been payable under this plan without regard to the limitations imposed by the Code and the actual benefits payable under the plan as described in the above chart.

      In addition, as described on page 12 under the heading “Employment Agreement with Donald K. Schwanz”, the unfunded supplemental retirement plan may be used to further enhance retirement benefits in special situations, beyond those set out in the above chart. Mr. Schwanz’s Employment Agreement will, under certain circumstances, provide him with annual retirement benefits approximately equal to two times those reflected in the above chart.

REPORT OF THE AUDIT COMMITTEE

       The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which is attached hereto as Appendix A. All members of the CTS Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

      The CTS Audit Committee has reviewed and discussed with CTS management and PricewaterhouseCoopers LLP (“PwC”), CTS’ independent auditor, the audited consolidated financial statements of the Company for 2002; has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1; and has discussed with the independent auditor the auditor’s independence. Based on the review and discussions described above, the Audit Committee recommended to CTS’ Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

CTS CORPORATION 2002 AUDIT COMMITTEE

Gerald H. Frieling, Jr., Chairman Walter S. Catlow, Member	Michael A. Henning, Vice Chairman Lawrence J. Ciancia, Member

REPORT OF THE COMPENSATION COMMITTEE

       The Committee’s Responsibilities: The Compensation Committee of the Board has responsibility for setting and administering CTS’ executive compensation policies. The Committee is composed entirely of non-employee, outside directors. Reports of the Committee’s actions and decisions are presented to the full Board. The purpose of this report is to summarize the principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding executive compensation.

      Compensation Philosophy: The Committee has implemented executive compensation programs which are intended to:

•	Encourage strong financial and operational performance of CTS;

•	Link compensation to the interests of shareholders;

•	Emphasize performance-based compensation;

•	Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

      Compensation Methodology: The Committee believes that CTS’ executive compensation programs reflect this philosophy and provide executives with strong incentives to maximize CTS’ performance and enhance shareholder value. The executive compensation programs consist of both annual and long-term components and include performance-based and equity-based components. Each year the Committee reviews market data and assesses CTS’ competitive position in the area of executive compensation. CTS also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that CTS’ programs are reasonable and appropriate.

      Components of Compensation:

•	Base Salary: Annual base salary is designed to compensate CTS executives for their qualifications, responsibilities and performance. CTS’ objective is to compensate executives within the mid-level of the range of base salaries paid for similar positions at similar companies.

•	Annual Incentives: CTS has maintained an annual management incentive plan for a number of years which provides cash compensation incentives based on the financial performance of CTS. Under the 2002 Management Incentive Plan, specific financial objectives based on CTS’ Earnings Per Share (EPS) and/or the contribution to EPS of specific business units were established by the Compensation Committee. For 2002, CTS did not achieve the established EPS target. Although certain business units achieved their established contribution to EPS targets, none of the executive officers qualified for a bonus under the terms of the Plan.

•	Long-Term, Stock-Based Compensation: CTS uses two forms of long-term, stock-based incentives, restricted stock grants and stock options, under shareholder approved plans. The Committee believes that stock ownership and stock-based compensation are valuable tools for motivating employees to improve the long-term performance of CTS. We also believe that they are the best way to tie a significant amount of an executive’s potential income to enhanced shareholder value. CTS’ stock compensation plans have change of control provisions under which, upon a change of control of CTS, benefits thereunder accelerate and vest immediately.

Stock options are generally awarded on an annual basis by the Compensation Committee at fair market value and vest over a four-year period. During 2002, options for a total of 124,000 shares were granted to the Named Executive Officers, as described in the chart entitled Option Grants in Last Fiscal Year on page 13 of this proxy statement. The number of shares previously awarded to the Named Executive Officers, their market value, vesting schedules and related bonuses, are set forth in the Summary Compensation Table on pages 10 and 11 of this proxy statement. Restricted stock grants are used selectively to provide incentives to key employees who contribute or are expected to contribute materially to the success of CTS. In 2002, restricted stock grants were made to six of the Named Executive Officers, as described in the Summary Compensation Table on pages 10 and 11 of this proxy statement.

      Compensation for the Chief Executive Officer (“CEO”): In September 2001, Donald K. Schwanz entered into an employment agreement to serve as Chief Executive Officer of CTS, the terms of which are summarized on page 12 of this proxy statement. As described above under the Base Salary Component of Compensation, CTS strives to establish the base salary of the CEO at approximately the fiftieth percentile of CEO base salaries paid by similarly situated companies. Use of CEO comparative compensation data supplied by Towers Perrin led to the establishment of Mr. Schwanz’s base salary at $630,000. Mr. Schwanz’s base salary is subject to annual review by the Board of Directors. The Board made no adjustment to Mr. Schwanz’s base salary for the year 2002. Mr. Schwanz did not receive a bonus under the 2002 Management Incentive Plan because CTS did not achieve the established financial targets under the Plan. Mr. Schwanz received stock options and restricted stock grants in 2002 as described in this proxy statement in the Option Grants in Last Fiscal Year chart on page 13 and the Summary Compensation Table on pages 10 and 11.

      Deductibility of Certain Executive Compensation: Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the Named Executive Officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Compensation Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

CTS CORPORATION 2002 COMPENSATION COMMITTEE

Walter S. Catlow, Chairman Thomas G. Cody, Member	Roger R. Hemminghaus, Member Robert A. Profusek, Member

INDEPENDENT PUBLIC ACCOUNTANTS

       The fees paid to PwC for services rendered in connection with the 2002 annual audit and quarterly reviews of CTS’ financial statements were $633,000. Fees paid to PwC for other services during fiscal 2002 aggregated $375,000. Other services included tax-related services of $135,000, employee benefit plan assistance services of $210,000 and other accounting related services of $30,000. The Audit Committee has considered whether the provision of these services is compatible with maintaining PwC’s auditor independence. No financial information systems design and implementation services were provided by PwC to CTS.

Audit Fees	All Other Fees

$633,000	$375,000

      PwC representatives will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they desire.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Return

       The following graph compares the cumulative total shareholder return on CTS common stock with the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Information Technology Stock Index for the years 1998 through 2002. The graph assumes that $100 was invested on December 31, 1997 in each of CTS common stock, the S&P 500 Stock Index and the S&P 500 Information Technology Stock Index.

	Base
	Period
Company/Index	1997	1998	1999	2000	2001	2002

CTS Corp	$100	$137.19	$476.86	$231.12	$101.54	$50.23
S&P 500	$100	$128.58	$155.63	$141.46	$124.65	$97.10
S&P 500 Information Technology	$100	$178.14	$318.42	$188.18	$139.50	$87.31

2002 Annual Report on S.E.C. Form 10-K

       Upon the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2002 Annual Report on Form 10-K, including the financial statements and financial statement schedules. The report is also available on CTS’ website at www.ctscorp.com.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana

March 17, 2003

Appendix A

CTS CORPORATION

BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER

PURPOSE:

      The purposes of the Audit Committee are to (a) assist the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) oversee the preparation of the Committee’s report, made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), to be included in the Company’s annual proxy statement (the “Audit Committee Report”).

COMPOSITION:

      The Committee shall be solely comprised of a minimum of three (3) and a maximum of five (5) independent members of the Board whose qualifications shall be as follows:

1)	Each Committee member shall meet the independence criteria of (a) the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board in its business judgment and (b) Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”) and any rules promulgated thereunder by the Securities and Exchange Commission (“SEC”).

2)	Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise and shall meet the criteria of a financial expert within the meaning of Section 407 of the Act and any rules promulgated thereunder by the SEC. The Board shall determine, in its business judgment and upon the recommendation of the Nominating and Governance Committee, whether a member is financially literate and whether at least one member has the requisite accounting or financial expertise and meets the financial expert criteria.

3)	Each Committee member shall only receive, as compensation from the Company, director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a Board Committee).

4)	Each Committee member shall serve on no more than two audit committees of public companies unless the Board of Directors has made an affirmative determination that such service would not detract from that Committee member’s ability to give adequate time to the Committee.

      The Board shall appoint the members and the Chairman of the Committee based on nominations made by the Company’s Nominating and Governance Committee. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

RESPONSIBILITIES AND AUTHORITY:

1)	Retain Independent Auditors: Have the sole authority to (a) retain and terminate the Company’s independent auditors (b) approve all audit engagement fees, terms and services, and (c) approve all non-audit engagements with the Company’s independent auditors. Such authority shall be exercised in a manner consistent with the provisions of the Act.

The Chairman of the Committee shall have authority to grant any pre-approvals required by the Act, subject to the Chairman reporting any such pre-approvals to the Committee at its next scheduled meeting.

2)	Review Auditors’ Quality Control: At least annually, obtain and review reports concerning all communications required by the Act.

3)	Review Independence of Auditors: In connection with the retention of the Company’s independent auditors, at least annually review the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors and (c) taking appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the regular rotation of the lead audit partner and the reviewing audit partner of the independent auditors.

4)	Set Hiring Policies: Set hiring policies for employees or former employees of the independent auditors which shall include the restrictions set forth in the Act.

5)	Review Audit Plan: Review with the independent auditors its plans for, and the scope of its annual audit, and other examinations.

6)	Conduct of Audit: Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended) relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management and (c) significant issues discussed with the independent auditors’ national office. Unresolved disagreements between management and the independent auditors regarding financial reporting shall be decided by the Committee.

7)	Discuss Financial Statements: Discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required to be reported to the Committee by the Act and any rules promulgated thereunder by the SEC.

8)	Discuss Earnings Press Releases: Discuss earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP information).

9)	Review Internal Audit Plans: Review internal audit plans for and the scope of ongoing audit activities.

10)	Review Internal Audit Reports: Review the annual report of the audit activities, examinations and results thereof of the internal auditing department.

11)	Review Systems of Internal Accounting Controls: Review the adequacy of the Company’s internal accounting controls, the Company’s, auditing organization and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include the disclosures regarding internal controls and matters required to be reported to the Committee by the Act and any rules promulgated hereunder by the SEC.

12)	Review Recommendations of Independent Auditors: Review with the senior internal auditing executive and the appropriate members of management recommendations made by the independent auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

13)	Review Audit Results: Review with the independent auditors (A) the report of their annual audit, or proposed report of their annual audit, (B) the accompanying management letter, if any, (C) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and (D) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by the Act and, as appropriate, (a) a review of major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) a review of analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and (c) a review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

14)	Exchange Act: Obtain from the independent auditors assurance that they will inform Company management concerning any information indicating that an illegal act has or may have occurred that could have a material effect on the Company’s financial statements and insure that such information has been communicated by management to the Audit Committee.

15)	Review Risk Management Policies: Review policies and procedures with respect to risk assessment and risk management to oversee the internal controls utilized by management in handling the Company’s exposure to risk. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

16)	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Ethics: Review with management, the general counsel, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

17)	Discuss With General Counsel Matters Regarding Financial Statements or Compliance Policies: Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

18)	Review Other Matters: Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

19)	Board Reports: Report its activities regularly to the Board in such manner and at such times as the Committee and the Board deem appropriate, but in no event less than once a year. Such report shall include the Committee’s conclusions with respect to its evaluation of the independent auditors.

MEETINGS OF THE COMMITTEE:

      The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

      The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. It is expected that the Committee shall routinely work with and through management to fulfil its roles and responsibilities except as required or prohibited by law. However, the Committee shall meet periodically in separate private sessions with management, the independent auditors, and the internal auditors to discuss such matters as either party deems appropriate. Additionally the Committee may elect to meet in separate private session with any other party they deem appropriate for private discussions.

RESOURCES AND AUTHORITY OF THE COMMITTEE:

      The Committee shall have the resources and authority appropriate to discharge its responsibilities and carry out its duties as required by law, including the authority to engage outside auditors for special audits, reviews and other procedures and to engage independent counsel and other advisors, experts or consultants. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

AUDIT COMMITTEE REPORT:

      The Committee shall prepare, with the assistance of management, the independent auditors and outside resources (as deemed necessary), the Audit Committee Report.

ANNUAL REVIEW OF CHARTER:

      The Committee shall conduct and review with the Board annually an evaluation of this Charter and recommend any changes to the Board. The Charter evaluation shall be conducted by the Committee in such manner as the Committee, in its business judgment, deems appropriate.

ANNUAL PERFORMANCE EVALUATION:

      The Committee shall conduct and review with the Board annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation shall also set forth the goals and objectives of the Committee for the upcoming year. The performance evaluation shall be conducted by the Committee in such manner as the Committee, in its business judgment, deems appropriate.

CTS CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCTS51

☒	Please mark
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CTS CORPORATION
1.	Election of Directors		2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
	Nominees:	(01) W.S Catlow, (02) L.J. Ciancia, (03) T.G. Cody, (04) G.H. Frieling, Jr., (05) R.R. Hemminghaus, (06) M.A. Henning, (07) R.A. Profusek, (08) D.K. Schwanz

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐	For all nominees except as noted above	This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

Please be sure to sign and date this Proxy.

Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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[CTSCM — CTS CORPORATION] [FILE NAME: ZCTS52.ELX] [VERSION — (1)] [03/07/03] [orig. 03/07/03]

DETACH HERE	ZCTS52

CTS CORPORATION

905 West Boulevard North, Elkhart, Indiana 46514

2003 Annual Meeting of Shareholders

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Donald K. Schwanz and Richard G. Cutter as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of CTS Corporation held of record by the undersigned on March 7, 2003, at the Annual Meeting of Shareholders originally convened on May 1, 2003 and at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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